EXHIBIT 10.1

Execution Version

May 14, 2023

HEICO Corporation

3000 Taft Street

Hollywood, FL 33021

Attention: Carlos Macau

Executive Vice President & Chief Financial Officer

Project Magnolia

$1,500,000,000 Bridge Facility

Commitment Letter

Ladies and Gentlemen:

HEICO Corporation (the “Company”) has advised Truist Bank and Truist Securities, Inc. (“TSI” and, together with Truist Bank, “Truist”) that the Company intends to: (a) acquire (the “Acquisition”) all of the stock of Jazz Parent, Inc. (together with its subsidiaries, the “Acquired Business”) pursuant to an Agreement and Plan of Merger dated on or about the date hereof by and among Company, Magnolia MergeCo Inc., Jazz Parent, Inc. (the “Target Corporation”) and the Representative as defined in the preamble thereto ("Acquisition Agreement"); (b) issue up to 1.2 million Class A shares of common stock of the Company, less an aggregate number of fractional share interests, as part of merger consideration (the “Aggregate Stock Consideration”); and (c) in connection with the Acquisition, the Company intends to obtain senior unsecured financing in the form of term loans in an amount up to $1,500,000,000 (as such amount may be reduced pursuant to the Automatic Bridge Reduction) (the “Bridge Facility”) on the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”; and together with this letter, collectively, this “Commitment Letter”). The transactions described in the preceding sentence (including the transactions contemplated by this Commitment Letter), together with the transactions related the foregoing, are referred to herein collectively as the "Transactions". Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Term Sheet.

A.                Commitment

Truist Bank is pleased to commit to provide 100% of the principal amount of the Bridge Facility described in the Term Sheet, upon the terms set forth herein and subject only to the Exclusive Funding Conditions set forth in the Term Sheet.

B.                 Syndication

TSI reserves the right, before or after the execution of the definitive documentation for the Bridge Facility (the “Financing Documentation”), to syndicate all or a portion of Truist Bank’s commitments to one or more other financial institutions (other than any institution that meets the definition of a "Disqualified Institution" as defined in the Existing Credit Agreement) that will become parties to the Financing Documentation (such financial institutions, the “Lenders”) and the commitment of Truist Bank hereunder shall be reduced dollar-for-dollar as and when the corresponding commitments are received. The Company understands that TSI intends to commence such syndication efforts promptly and TSI may, in consultation with the Company, elect to appoint one or more agents to assist it in such syndication efforts. Subject to the Documentation Principles, the Financing Documentation will be based upon that certain Revolving Credit Agreement, dated as of November 6, 2017, by and among the Company, the lenders party thereto and Truist Bank, successor by merger to SunTrust Bank, as administrative agent (as amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”).

You have agreed that TSI will act as lead arranger and book manager, together with additional joint lead arrangers and joint book managers to be mutually agreed by TSI and the Company, and TSI hereby agrees to use its commercially reasonable efforts to arrange (in consultation with you) the Bridge Facility among Lenders that are party to the Existing Credit Agreement or such other Lenders as may be mutually agreed. It is understood and agreed that TSI will appear on the top left of the cover page of any marketing materials, and will hold the roles and perform the responsibilities conventionally understood to be associated with such name placement.

The Company agrees that Truist Bank will be appointed to act as the sole administrative agent for the Bridge Facility, subject to the terms and conditions of the Financing Documentation. TSI will manage all aspects of the syndication of the Bridge Facility in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, to be given such Lenders. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior approval of TSI in consultation with the Company. The Company agrees that no Lender will receive any compensation for the Bridge Facility except as expressly set forth in the Fee Letter (as defined below), or as otherwise agreed to and offered by TSI. It is understood and agreed that the final selection of Lenders and the final allocation of commitments among the Lenders will be subject to your consent.

As consideration for the undertakings and the obligations of TSI hereunder, the Company agrees to cooperate in such syndication process and to take all action, in each case, as TSI may reasonably request to assist TSI in arranging the Bridge Facility. The Company’s assistance shall include (but not be limited to): (i) making senior management and representatives of the Company and its subsidiaries (and using commercially reasonable efforts to make senior management and representatives of the Acquired Business) available to participate in meetings and to provide information to potential lenders at such times and places as TSI may reasonably request; (ii) using the Company’s existing lending relationships to assist in the syndication process; (iii) assisting in the preparation of an information memorandum regarding the Company, the Acquired Business and the Bridge Facility and other customary marketing materials to be used in connection with the syndication; and (iv) providing to TSI (and, subject to the limitations in the Acquisition Agreement, using commercially reasonable efforts to cause the Acquired Business to provide to

TSI) all information reasonably deemed necessary and requested by TSI to complete such syndication, including pro forma and projected financial statements with respect to the Company, the Acquired Business and the Transactions (the “Projections”).

To ensure an orderly and effective syndication, the Company further agrees that until the termination of this Commitment Letter, the Company will not, and will not cause or permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) except with the prior written consent of TSI other than (a) the Bridge Facility, (b) the amendment to, and increase in the aggregate commitments under, the Existing Credit Agreement (the “Revolver Increase Transaction”), (c) the bond issuance by the Company currently anticipated to occur in conjunction with the Acquisition (the “Bond Transaction”), and (d) ordinary course of business financings and capital leases, in each case that could not reasonably be expected to adversely affect the syndication of the Bridge Facility in any material respect. For the avoidance of doubt, the parties hereto acknowledge and agree that the commitments and undertakings under this Commitment Letter relate solely to the Bridge Facility and shall not constitute a commitment or undertaking on behalf of Truist or any other party hereto with respect to the Revolver Increase Transaction or the Bond Transaction.

C.                Information Requirements

The Company represents and covenants to Truist that (i) all information that has been or will be made available to Truist by the Company or any of its representatives in connection with the Transactions (other than the Projections) (the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or will be made; and (ii) the Projections have been or will be prepared in good faith based upon assumptions that the Company believes are reasonable at the time made and at the time made available to Truist; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that the actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. The Company agrees to supplement the Information and the Projections from time to time so that the representation and warranty contained in this paragraph remains correct as if the Information and Projections were being furnished, and all such representations were being made, at all times during the term of this Commitment Letter. In issuing the commitments and undertakings hereunder and in arranging and syndicating the Bridge Facility, Truist shall be entitled to use and rely on the accuracy of the Information and the Projections without responsibility for independent verification thereof.

You acknowledge that TSI on your behalf will make available the Information and the Projections to the proposed syndicate of Lenders by posting the Information and the Projections on IntraLinks, SyndTrak or another similar electronic system (“Platform”); provided that you shall not be precluded from furnishing information directly to a potential Lender that requests the same so long as such information is made available to all other actual and potential Lenders (subject to the immediately succeeding sentence). In connection with the syndication of the Bridge Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information or Projections suitable for distribution to any prospective Lender that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Company or its affiliates, or the respective securities of any of the foregoing.

The Company authorizes TSI and its affiliates, including Truist Bank, to share with each other, and to use, credit and other confidential or non-public information regarding the Company to the extent permitted by applicable laws and regulations solely for the purpose of performing their obligations under this Commitment Letter and the Bridge Facility. In acting as the lead arranger, TSI will have no responsibility other than to arrange the Bridge Facility as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Additionally, the Company acknowledges and agrees that, as lead arranger, TSI is not advising the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and TSI shall have no responsibility or liability to the Company with respect thereto. Any review by TSI of the Company, the Transactions or other matters relating to such Transactions will be performed solely for the benefit of TSI and shall not be on behalf of the Company.

D.                Conditions Precedent

The undertakings and obligations of Truist under this Commitment Letter are subject only to the Exclusive Funding Conditions, and upon satisfaction (or waiver by the Lenders) of such conditions, the closing of the Bridge Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Bridge Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter or the Financing Documentation (other than the Exclusive Funding Conditions).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Corporation (as defined in the Acquisition Agreement) and the Representative (as defined in the Acquisition Agreement) in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has (or the Company's applicable affiliate has) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate the Company's (or the applicable affiliate's) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties (the "Specified Acquisition Agreement Representations") and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation and the Closing Deliverables (as defined in Annex I) shall be in a form such that they do not impair the initial funding under the

Bridge Facility on the Closing Date if the Exclusive Funding Conditions expressly set forth in Annex I hereto are satisfied (or waived by the Arranger). For purposes hereof, "Specified Representations" means the representations and warranties of the Company and the guarantors set forth in the Financing Documentation relating to corporate or other organizational existence of the Company and the guarantors; organizational power and authority (as to execution, delivery and performance of the Financing Documentation) of the Company and the guarantors; the due authorization, execution, delivery and enforceability of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Addendum II attached to Annex I hereto); no violations of, or conflicts of Financing Documentation (limited to the execution, delivery, and performance of the Financing Documentation; incurrence of the indebtedness thereunder; and the granting of the guarantees in respect thereof) with, organizational documents; the PATRIOT Act; sanctions laws (including OFAC), FCPA or other anti-money laundering or anti-terrorism laws; Federal Reserve margin regulations; and the Investment Company Act.

E.                 Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, nor the Fee Letter nor the contents hereof or thereof shall be disclosed by you to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if TSI consents to such proposed disclosure (such consent not to be unreasonably withheld or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof), (d) with respect to the Commitment Letter (but not the Fee Letter), (x) to the Acquired Business and its officers, directors, agents and legal counsel on a confidential basis, and (y) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (e) to the extent required to be included in your financial statements as required by GAAP, and (f) you may disclose this Commitment Letter and the contents hereof in connection with protecting or enforcing any of your rights under this Commitment Letter; provided that (i) in connection with the Transactions, you may disclose this Commitment Letter and the contents thereof and, on a redacted basis in a manner confirmed in writing that is reasonably acceptable to Truist, the Fee Letter and the contents thereof to (x) the Target Corporation and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis and (y) the Representative and its respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the aggregate fee amounts (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees or other economic terms set forth therein), in each case, as part of a disclosure of overall transaction fees and expenses (not limited to fees associated with the Bridge Facility) to the Target Corporation and its subsidiaries, to the Representative, and to their respective equity holders, officers, directors, employees, attorneys, accountants, agents and advisors, (iii) you may disclose to your auditors on a confidential basis the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs and (iv) you may disclose the Term Sheet and the existence of this Commitment Letter and the contents hereof (but, for the avoidance of doubt, not the Fee Letter or the contents thereof) in any public filing made in connection with the Acquisition; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the date that is two years following the termination of this Commitment Letter in accordance with its terms.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the Transactions is the purported or claimed U.S. Federal income tax treatment of such Transactions and the tax structure of such Transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such Transactions.

F.                 Fees

In addition to the fees described in the Term Sheet, the Company will pay (or cause to be paid) the fees set forth in that certain letter agreement dated as of the date hereof, executed by Truist Bank and TSI and acknowledged and agreed to by the Company relating to this Commitment Letter (the “Fee Letter”). The obligations of Truist pursuant to this Commitment Letter are subject to the execution and delivery of the Fee Letter by the Company, which Fee Letter constitutes an integral part of this Commitment Letter.

G.                Indemnities, Expenses, Etc.

1.                  Indemnification. The Company agrees to indemnify and hold harmless TSI, Truist Bank, each other Lender providing a commitment pursuant to terms and conditions of this Commitment Letter, and their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company or any of its subsidiaries, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, the financings and other Transactions or the use of the proceeds of the Bridge Facility, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto) and (ii) Losses that arise out of untrue statements made or statements omitted to be made by the Company, or with the Company’s consent or in conformity with the Company’s actions or omissions), in each case whether or not such Indemnified Person is a party to any such proceeding; provided that indemnified legal expenses for all Indemnified Persons shall be limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to the affected Indemnified Persons similarly situated taken as a whole; further provided that the Company shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Losses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person, (y) from a claim brought by the Company or any of its subsidiaries against an Indemnified Person for material breach of such Indemnified Person’s obligations hereunder, under the Fee Letter or under the Financing Documentation, or (z) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under the Bridge Facility and other than any claims arising out of any act or omission on the part of the Company or its affiliates (as determined by a court of competent jurisdiction in a final non-appealable judgment).

2.                  CONSEQUENTIAL DAMAGES. WITHOUT LIMITING THE COMPANY’S OBLIGATIONS UNDER PARAGRAPH G1 ABOVE, NEITHER THE COMPANY NOR ANY INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE COMPANY, OR ANY INDEMNIFIED PERSON, RESPECTIVELY, OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE BRIDGE FACILITY OR ANY TRANSACTION CONTEMPLATED BY THIS COMMITMENT LETTER.

3.                  Expenses. In further consideration of the commitments and undertakings of Truist hereunder, and recognizing that in connection herewith Truist will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel), the Company hereby agrees to pay, or to reimburse Truist on demand for, all such reasonable documented out-of-pocket costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the Transactions contemplated hereby are consummated. The Company also agrees to pay all reasonable documented out-of-pocket costs and expenses of Truist (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

H.                Miscellaneous

1.                  Effectiveness. This Commitment Letter shall constitute a binding obligation of Truist and the Company for all purposes immediately upon the acceptance hereof by the Company.

2.                  Termination. This Commitment Letter and all commitments and undertakings of Truist under this Commitment Letter shall expire at 5:00 p.m., Atlanta, Georgia time, on May 19, 2023 unless by such time the Company both executes and delivers to Truist this Commitment Letter and the Fee Letter. Thereafter, all commitments and obligations of Truist under this Commitment Letter will terminate at 5:00 p.m. on the earlier to occur of (x) the Termination Date

(as defined in the Acquisition Agreement) and (y) May 14, 2024 (“Fixed Termination Date”), provided that if the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) is extended a second time for an additional 90 days pursuant to the provisions of Section 9.02(b)(ii) of the Acquisition Agreement (as in effect on the date hereof), the Fixed Termination Date shall automatically be deemed to be August 14, 2024, unless the Financing Documentation related to the Bridge Facility has been executed and delivered on or prior to such date. In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement. Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Bridge Facility by Truist will be terminated.

3.                  No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company, Truist and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

4.                  No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by the Company to any other person or entity, but all of the obligations of the Company hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Company. This Commitment Letter and the Fee Letter may not be amended or modified except in writing executed by each of the parties hereto.

5.                  Use of Name and Information. The Company agrees that any references to Truist or any of its affiliates made in connection with the Bridge Facility are subject to the prior approval of Truist, which approval shall not be unreasonably withheld. Truist shall be permitted to use information related to the syndication and arrangement of the Bridge Facility in connection with marketing or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense (in a form approved by the Company, such approval not to be unreasonably withheld), and subject to the prior approval of the Company not to be unreasonably withheld, in press releases.

6.                  GOVERNING LAW. THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

7.                  WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND TRUIST WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of Florida or the United States District Court for the Southern District of Florida for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter. Service of any process, summons, notice or document may be made by registered mail addressed to the Company at the address appearing at the beginning of this Commitment Letter or to Truist at the address specified on the top of the first page of this Commitment Letter against such person for any suit, action or proceeding brought in any such court pursuant to the agreement. Each of the Company and Truist irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company or Truist are or may be subject, by suit upon judgment.

8.                  Survival. The obligations of the Company under the expense reimbursement, indemnification, confidentiality, and governing law provisions of this Commitment Letter shall survive the expiration and termination of this Commitment Letter.

9.                  [Reserved].

10.              No fiduciary duty. The Company acknowledges and agrees that (i) the commitment to and syndication of the Bridge Facility pursuant to this Commitment Letter is an arm's-length commercial transaction between the Company, on the one hand, and Truist, on the other, and the Company is capable of evaluating and understanding, and does understand and accept, the terms, risks and conditions of the Transactions; (ii) in connection with the Transactions and the process leading to such Transactions, Truist is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party, (iii) Truist has not assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the Transactions or the process leading thereto (irrespective of whether Truist has advised or is currently advising the Company on other matters) and Truist has no obligation to the Company except those expressly set forth in this Commitment Letter, (iv) Truist and its affiliates may be engaged in a broad range of Transactions that involve interests that differ from those of the Company and its affiliates, and Truist has no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) Truist has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against Truist with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

11.              Swaps. Nothing herein constitutes an offer or recommendation to enter into any “swap” or trading strategy involving a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. Any such offer or recommendation, if any, will only occur after we have received appropriate documentation from you regarding whether you are qualified to enter into a swap under applicable law.

12.              Counterparts. This Commitment Letter and the Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in .pdf form) shall be as effective as delivery of a manually executed counterpart hereof. Additionally, electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Truist, or the keeping of records in electronic form, shall be deemed to have the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

13.              Entire Agreement. Upon acceptance by the Company as provided herein, this Commitment Letter and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the Bridge Facility.

14.              Patriot Act. Truist hereby notifies the Company that pursuant to the requirements of the USA Patriot Improvement and Reauthorization Act of 2005, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow Truist to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Truist and its affiliates.

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We look forward to working with you on this important transaction.

Very truly yours,

TRUIST SECURITIES, INC.

By:	/s/ Keith Roberts
Name:	Keith Roberts
Title:	Managing Director

TRUIST BANK

By:	/s/ Christian Jacobsen
Name:	Christian Jacobsen
Title:	Director

ACCEPTED AND AGREED

this 14th day of May, 2023:

HEICO CORPORATION

By:	/s Carlos L. Macau, Jr.
Name:	Carlos L. Macau, Jr.
Title:	Ex VP / CFO / Treasurer

Annex I – Summary of Principal Terms and Conditions

Execution Version

ANNEX I

Summary of Principal Terms and Conditions of
$1,500,000,000 Bridge Facility1

Borrower:	HEICO Corporation, a Florida corporation (the “Borrower”).
Guarantors:	Substantially consistent with the Existing Credit Agreement.
Lead Arranger	Truist Securities, Inc. (the “Lead Arranger”). and Bookrunner:
Administrative Agent:	Truist Bank (“Administrative Agent”).
Co-Syndication Agents:	To be determined.
Co-Documentation Agents	To be determined.
Lenders:	A syndicate of financial institutions (including Truist Bank) arranged by the Lead Arranger, which institutions shall be acceptable to the Borrower and the Administrative Agent (together, the “Lenders”).
Bridge Facility	A bridge term loan facility of up to $1,500,000,000 (as such amount may be reduced pursuant to the Automatic Bridge Reduction defined below) (the “Term Loan”), advanced in a single drawing on the Closing Date, in U.S. dollars. In the event that the Revolver Increase Transaction closes on or prior to the Closing Date, the aggregate principal amount of the Bridge Facility shall be automatically reduced dollar-for-dollar in an amount equal to the revolving commitments under the Existing Credit Agreement immediately after giving effect to the Revolver Increase Transaction that are in excess of $1,500,000,000 (such reduction, the “Automatic Bridge Reduction”).
The date that the Bridge Facility closes shall be referred to as the “Closing Date”.
Purpose:	Proceeds of the Term Loan shall be used to fund the Acquisition and to pay fees, costs and expenses incurred in connection therewith.
Maturity Date:	The Term Loan shall not amortize but shall terminate, and all amounts outstanding thereunder shall be due and payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”).

1	Capitalized terms used herein without definition shall have the meaning set forth in the Commitment Letter to which this Annex is attached.

1	Truist Securities

Documentation Principles:	The Financing Documentation (as defined below) for the Bridge Facility will be negotiated in good faith within a reasonable time period to be determined based upon the expected closing date. The Financing Documentation will: (a) be based upon the Existing Credit Agreement, subject to modification, including (i) to reflect this Summary of Principal Terms and Conditions (this “Term Sheet”), (ii) to reflect the current legal policies of the Administrative Agent and the reasonable administrative, agency, operational, assignment and other similar requirements of the Administrative Agent, in each case, customarily included or reflected in credit agreements with respect to which the Administrative Agent acts as administrative, (iii) to reflect the operational and strategic requirements of the Company and its subsidiaries in light of their size, geographic locations, industries, businesses and business practices, operations, financial accounting, matters and the proposed business plan (in each case, giving effect to the Acquisition), (iv) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions; and (v) to reflect changes in law or accounting standards since the date of the precedent documentation or to cure mistakes or defects (provided there shall be no change to the accounting for leases as contemplated by Section 1.03(c)(ii) of the Existing Credit Agreement); and (b) otherwise be as mutually agreed by the Lenders and the Borrower, in each case, giving effect to Exclusive Funding Conditions. The preceding provisions are referred to herein as the “Documentation
Principles”.	Standards, qualifications, thresholds, exceptions, "baskets" and grace and cure periods shall be consistent with the Documentation Principles. To the extent that any representations and warranties with respect to the Acquisition and/or the Acquired Business made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to "Material Adverse Effect", the definition thereof shall be "Material Adverse Effect" as defined in the Acquisition Agreement for purposes of such representations and warranties.
Pricing/Fees/Expenses:	As set forth in the Fee Letter and Addendum I attached hereto.
Optional Prepayments and Commitment Reductions:	Prepayments may be made, in whole or in part, without premium or penalty (except as expressly provided in the Fee Letter), subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Adjusted Term SOFR borrowings. The unutilized portion of the commitments in respect of the Term Loan may be irrevocably reduced or terminated by the Borrower at any time without penalty.
Mandatory Prepayments:	The Borrower shall be required to prepay the Term Loan from (i) 100% of the net cash proceeds from the non-ordinary course sale or disposition of assets (subject to exceptions to be mutually agreed), and (ii) 100% of net cash proceeds from the issuance of any debt (subject to exceptions to be mutually agreed, including debt permitted to be issued under the terms of the Financing Documentation) and/or capital stock and equity interests (subject to exceptions to be mutually agreed) by the Borrower or any of its subsidiaries. All such

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prepayments shall be applied to the Bridge Facility, ratably to the Lenders, until paid in full.
Collateral:	None.
Accordion:	None.

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Conditions to Closing:	The closing of the Bridge Facility will be subject only to the conditions set forth below (collectively, the “Exclusive Funding Conditions”):
	•	negotiation, execution and delivery of definitive documentation for the Bridge Facility which shall be in accordance with the terms of the Commitment Letter and this Term Sheet, and subject to both the other Exclusive Funding Conditions set forth below and the Documentation Principles (the “Financing Documentation”);
	•	delivery of customary closing and corporate documents, certificates and legal opinions and a customary notice of borrowing ("Closing Deliverables");
	•	delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, including beneficial ownership information at least five (5) days prior to the Closing Date to the extent requested at least ten (10) days prior to the Closing Date;
	•	The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Bridge Facility in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, in any material respect by the Company or its subsidiaries in a manner materially adverse to the Lenders or TSI, as Lead Arranger (in each case, in their capacity as such) without the consent of TSI (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) any amendment, waiver or consent that results in a change in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Lenders or the Arranger (i) (A) if all or a portion of any reduction is applied to either (x) reduce the amount of the Aggregate Stock Consideration or (y) reduce the amount of the Bridge Facility, or (B) if any reduction is pursuant to a purchase price adjustment under the Acquisition Agreement, and (ii) any increase is funded by amounts permitted to be drawn under the Bridge Facility, or by the issuance of equity or by cash on the balance sheet of the Company, (b) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders or the Lead Arranger shall not otherwise constitute an amendment or waiver, and (c) any change to the definition of "Material Adverse Effect" or to the so called "Xerox provisions" in the Acquisition Agreement shall be deemed materially adverse to the Lenders and the Lead Arranger.

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	•	obtaining CUSIP numbers for the Bridge Facility;
	•	absence of any bankruptcy event of default;
	•	payment of all fees and expenses related to the Bridge Facility required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter to the extent invoiced at least 3 days prior to the Closing Date (except as otherwise reasonably agreed by the Company);
	•	since the date hereof, no change, event or circumstance shall have occurred that has had a Material Adverse Effect (as defined in, and interpreted pursuant to, the Acquisition Agreement as in effect on the date hereof) (a "Material Adverse Effect");
	•	the Specified Representations, assuming the consummation of the Transactions, shall be true and correct in all material respects (or, if qualified as to materiality, in all respects);
	•	the Specified Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent that the Company has (or its applicable affiliate) has the right, pursuant to the Acquisition Agreement, to terminate the Company's (or the affiliate's) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representations; and
	•	after giving pro forma effect to the funding of the Term Loan (including the consummation of the Acquisition), the Borrower is in pro forma compliance with the Total Leverage Ratio (as defined in the Existing Credit Agreement) required under Section 7.07 of the Existing Credit Agreement.
Representations and Warranties:	Substantially consistent with the Existing Credit Agreement.
Covenants:	Subject to the Documentation Principles, the Financing Documentation shall contain reporting covenants, affirmative covenants, negative covenants and financial covenants that are consistent with the Existing Credit Agreement.
Unrestricted Subsidiaries:	Substantially consistent with the Existing Credit Agreement.
Events of Default:	Substantially consistent with the Existing Credit Agreement.
Participations and Assignments:	Substantially consistent with the Existing Credit Agreement.
Waivers and Amendments:	Substantially consistent with the Existing Credit Agreement.

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Defaulting Lenders:	Substantially consistent with the Existing Credit Agreement.
Indemnification:	Substantially consistent with the Existing Credit Agreement.
Governing Law:	State of Florida.
Counsel to the Administrative Agent:	King & Spalding LLP

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ADDENDUM I

PRICING AND EXPENSES

Capitalized terms not otherwise defined herein have the meaning set forth in the Summary of Principal Terms and Conditions to which this Addendum is attached.

Interest Rates:	The interest rate rates per annum applicable to the Bridge Facility will be, at the option of the Borrower, (i) Adjusted Term SOFR plus the Applicable Rate or (ii) the Base Rate (as defined in the Existing Credit Agreement) plus the Applicable Rate.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (i) Term SOFR (as defined in the Existing Credit Agreement) for such calculation plus (ii) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Applicable Rate” means, from time to time, a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Borrower’s Total Leverage Ratio (as defined in the Existing Credit Agreement); provided, that immediately after the end of each 90-day period ended after the Closing Date, the Applicable Rate set forth in the pricing grid below for each pricing level shall automatically increase by 0.25% (25 basis points).

Pricing Level	Total Leverage Ratio	Applicable Rate for SOFR Loans	Applicable Rate for Base Rate Loans

I	> 4.00:1.00	2.000%	1.000%
II	> 3.00:1.00 but < 4.00:1.00	1.750%	0.750%
III*	> 2.00:1.00 but < 3.00:1.00	1.500%	0.500%
IV	> 1.00:1.00 but < 2.00:1.00	1.250%	0.250%
V	< 1.00:1.00	1.125%	0.125%

* Pricing indicated by Level III shall be in effect from the Closing Date through the date of delivery of the Borrower’s financial statements and compliance certificate for the first full fiscal quarter ending after the Closing Date.
“Term SOFR Adjustment” shall mean a percentage per annum equal to 0.10% (10 basis points).

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Default Interest:	Substantially consistent with the Existing Credit Agreement.
Calculation of Interest and Fees:	Substantially consistent with the Existing Credit Agreement.
Cost and Yield Protection:	Substantially consistent with the Existing Credit Agreement.
Expenses:	The Borrower will pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger associated with the preparation, due diligence, administration, syndication and closing of all Financing Documentation for the Bridge Facility, including, without limitation, the reasonable legal fees and expenses of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Financing Documentation.

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ADDENDUM II

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
[BORROWER]
AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement,2 the undersigned hereby certifies, solely in such undersigned's capacity as chief financial officer of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.       The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.       The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.       The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.       The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

2	Credit Agreement to be defined.
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IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned's capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

HEICO CORPORATION

By:
Name:
Title:

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